Amendment to Employment Agreement between Sandy Spring Bancorp, Inc., Sandy Spring Bank and Daniel J. Schrider dated January 1, 2009

            This Amendment is entered into as of November 1, 2009, by and between Sandy Spring Bancorp, Inc., and Sandy Spring Bank (collectively referred to as the “Employers”), and Daniel J. Schrider (the “Officer”).

WHEREAS, the Officer and the Employers previously entered into an Employment Agreement dated January 1, 2009 (the “Employment Agreement”); and

WHEREAS, the Officer is currently employed as the President and Chief Executive Officer of the Employers; and

WHEREAS, the Officer and the Employers desire to amend the Employment Agreement to change the anniversary date of the effective date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to as follows:

1.         For purposes of the annual performance review and agreement extension process as set out in paragraph 1.4(b) of the Agreement, the parties agree that July 1, 2010 shall be “the first anniversary of the Effective Date” and further agree that each succeeding “anniversary of the Effective Date” shall be measured from the July 1, 2010 date.

2.         Except as expressly provided herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered, as of the day and year first above written.

SANDY SPRING BANCORP, INC.                                          OFFICER

and

SANDY SPRING BANK

/s/ Daniel J. Schrider

Daniel J. Schrider

By: /s/ Hunter R. Hollar

       Hunter R. Hollar, Chairman of the Board